CHANGES IN ACCOUNTANTS

On September 29, 2005, PricewaterhouseCoopers LLP informed management that it was resigning as independent accountants for the Funds. PricewaterhouseCoopers LLP was previously engaged as the independent registered public accounting firm to audit the Funds' financial statements.

PricewaterhouseCoopers LLP issued reports on the Funds' financial statements as of May 31, 2004 and May 31, 2005. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

PricewaterhouseCoopers LLP's resignation was accepted by the Funds' Audit Committee and the Board of Trustees.

During the fiscal year ended May 31, 2004, the fiscal year ended May 31, 2005 and through September 29, 2005 there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. During the fiscal year ended May 31, 2004, the fiscal year ended May 31, 2005 and through September 29, 2005, none of the events enumerated in paragraphs (1)(v)(B) through (D) of Item 304(a) of Regulation S-K occurred.

As part of its report dated July 30, 2004 filed as an exhibit to the Funds' Form N-SAR filed on August 2, 2004, PricewaterhouseCoopers LLP advised management that with regard to the Primary II Fund cash and investment reconciliations were not being prepared. These conditions have been corrected.

As part of its report dated September 26, 2005 filed as an exhibit to the Funds' Form N-SAR filed on September 28, 2005, PricewaterhouseCoopers LLP advised management the Trust had failed to protect its assets by failing to identify and collect amounts due to the Trust. In addition, PricewaterhouseCoopers LLP noted that bank accounts were not reconciled adequately and that procedures were not adequate to ensure compliance with Internal Revenue Code requirements necessary to eliminate tax at the Fund level. These conditions have been corrected.

The Funds have selected KPMG, LLP as their new auditors as of December 28, 2005.

The Funds provided PricewaterhouseCoopers LLP with a copy of these disclosures and have requested PricewaterhouseCoopers LLP to furnish the Funds with a letter addressed to the Commission stating whether it agrees with the statements made by the Funds herein and, if not, stating the respects in which it does not agree. A copy of such letter is filed as an exhibit to this Form N-SAR.